UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2022

DigitalOcean Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40252		45-5207470
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 6th Avenue	New York	New York	10013
(Address of Principal Executive Offices)			(Zip Code)
(646) 827-4366
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000025 per share	DOCN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 15, 2022, DigitalOcean Holdings, Inc. (the “Company”) entered into an employment agreement with W. Matthew Steinfort (the “Steinfort Agreement”) to serve as Chief Financial Officer of the Company, effective as of January 2023 (the “Employment Date”). The Company previously announced that its current Chief Financial Officer, William Sorenson, entered into a transition agreement (the “Transition Agreement”) that set forth the terms of Mr. Sorenson’s retirement upon the appointment of his successor. Pursuant to the terms of the Transition Agreement, Mr. Sorenson will continue to serve as Chief Financial Officer until the Employment Date, after which he will become an Executive Advisor until August 31, 2023. A copy of the Transition Agreement was filed as Exhibit 10.2 to the Company’s Form 8-K filed on August 8, 2022.
Mr. Steinfort, age 52, has served as the Chief Financial Officer of Zayo Group Holdings, Inc., a provider of telecommunications infrastructure services, since September 2017 and, prior to serving in such capacity, Mr. Steinfort served as the Executive Vice President, Corporate Strategy, Development and Administration at Zayo from November 2016 through September 2017. From February 2006 through November 2016, Mr. Steinfort served as Co-Founder and Chief Executive Officer of Envysion, Inc., a video intelligence SaaS company, where he also served on the board of directors from January 2013 until its merger with Motorola Solutions, Inc. in November 2021. Previously, Mr. Steinfort was the Senior Vice President of Corporate Strategy at ICG Communications, a communications company that provided data and voice services, and held a variety of vice president roles at Level 3 Communications, an internet and telecommunications provider. Earlier in his career, Mr. Steinfort held positions at management consultancy Bain & Company and IT consultancy Cambridge Technology Partners. Mr. Steinfort received a B.S.E. in Civil Engineering and Operations Research from Princeton University and an M.B.A. from the MIT-Sloan School of Management.
The Steinfort Agreement has no specific term and provides for at-will employment. Effective as of the Employment Date, Mr. Steinfort will be paid an annual base salary of $450,000 and will be eligible for a target annual discretionary performance bonus of up to 65% of his annual base salary, based on individual and corporate performance goals. Mr. Steinfort will receive a restricted stock unit award valued at $14 million, with 25% of the shares underlying the grant scheduled to vest after one (1) year and the remaining shares vesting in 12 equal quarterly installments thereafter, subject to his continued service. In connection with the commencement of his employment, Mr. Steinfort will also receive a one-time sign-on bonus equal to $252,000, which is subject to repayment on a pro-rata basis in the event Mr. Steinfort’s employment is terminated voluntarily or by the Company for cause within 12 months of the Employment Date.
Under the Steinfort Agreement, Mr. Steinfort is eligible to receive benefits if he resigns for “good reason” or the Company terminates his employment without “cause” (each as defined in the Steinfort Agreement), including in connection with a “change in control” (as defined in the Steinfort Agreement), and if he dies or is “disabled” (as defined in the Company’s 2021 Equity Incentive Plan and subject to the criteria set forth in the Steinfort Agreement), upon the same terms and conditions as the Company’s non-Chief Executive Officer named executive officers. A description of the material terms and conditions of these benefits is set forth in the Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders filed on April 20, 2022 under the headings “Employment Arrangements – Gabriel Monroy” and “– Alan Shapiro,” which is incorporated herein by reference herein.
The foregoing summary of the material terms of the Steinfort Agreement is qualified in its entirety by reference to the Steinfort Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Except as disclosed herein, there is no arrangement or understanding between Mr. Steinfort and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer. There are no family relationships between Mr. Steinfort and any of the Company’s directors or executive officers and Mr. Steinfort is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with his appointment as Chief Financial Officer, Mr. Steinfort will execute the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.6 to the Company’s Form S-1 filed on February 25, 2021.
On November 17, 2022, the Company issued a press release announcing Mr. Steinfort’s appointment as the Company’s Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between DigitalOcean, LLC and W. Matthew Steinfort, dated November 15, 2022.
99.1	Press release issued by DigitalOcean Holdings, Inc., dated November 17, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 17, 2022	DigitalOcean Holdings, Inc.
		By:	/s/ Alan Shapiro
General Counsel